PVH Corp. Announces Business Update Relating To COVID-19 Outbreak

NEW YORK -- (BUSINESS WIRE) — April 7, 2020 -- PVH Corp. [NYSE:PVH] announced additional actions it is taking to navigate the COVID-19 pandemic and its effects on its associates and the company’s business and financial position.
“We are doing everything in our power to best position PVH for long-term stability, while considering the impacts to all of our key stakeholders,” said Manny Chirico, Chairman and CEO, PVH. “We have been forced to take proactive steps to reduce our expenditures and preserve our cash position. While this is requiring difficult short-term decisions, we are confident that our actions will lead us to a stronger future.”
Reducing Costs and Expenses
The COVID-19 outbreak is impacting our regional operations in various ways. We are addressing issues in each region as per health guidelines, government restrictions and local business conditions. To protect our liquidity position, maintain our financial strength and manage the business, we have taken or are taking the following measures:
•	Board of Directors compensation suspended: Board members will forego cash compensation for the duration of the crisis.
•
Reduction of executive compensation: Manny Chirico, Chairman and CEO, has elected to forgo his salary while the crisis continues. Additionally, approximately 250 senior leaders and executives globally will experience salary reductions of up to 50%.

•
Furloughs, decreased working hours and salary reductions in North America: In North America, which has PVH’s highest concentration of its workforce, PVH has commenced actions that will result in approximately 75% of store, office and warehouse associates being furloughed or having their working hours decreased. Furloughs will be unpaid and associates who have their hours reduced will have their pay reduced proportionally to their hour reductions. All remaining full-time associates will have a temporary salary reduction of 5%-20% depending on salary level. The Company will cover all associates’ share of medical benefit costs during the period regardless of situation.

•
Salary reductions in Asia: With most stores in Asia reopened and operating with limited hours and reduced traffic, we are implementing temporary salary reductions for all office associates in the region.

•
Governmental relief in Europe should mitigate payroll expense: Almost all stores in Europe are closed and office associates are working from home. PVH is pursuing governmental relief packages, including governmental salary subsidiaries, to retain associates and which would significantly offset payroll expense.

•
Payroll savings in Australia: All offices and stores in Australia are closed by governmental order. Accordingly, almost all associates are furloughed. Country leadership is working from home and elected to forego compensation.

•
Governmental relief in Brazil: All stores in Brazil are closed. The government is enacting legislation to help employers navigate the crisis through employee cost reduction. The Company is investigating its options in regard to governmental pay subsidies, working hour reductions and salary reductions.

•
Other compensation-related actions: PVH has put all hiring on hold and will not make any merit increases to salaries in 2020. Additionally, payout levels for 2020 performance bonuses will be reduced by 50% when performance targets are established for eligible associates.

Additionally, previously announced cost and expense-reduction actions include:
•
Continuing to review and eliminate or reduce all discretionary operating expenses, including a reduced marketing spend and a decrease in capital expenditures to approximately $190 million from $345 million in 2019.

•	Tight management of inventories, with a focus on reducing its working capital through reduced and cancelled commitments, redeployment of inventory and consolidation of future seasonal collections.
•	Working closely with its customers to manage its accounts receivable collections.
•
Working closely with its vendors to extend payables with responsible purchasing practices underlying our approach, including offering inventory vendors the benefit of our vendor finance program that enables them to receive payments earlier at favorable market rates to assist their ability to navigate the financial effect on them of the extensions.

Preserving Liquidity
The Company has a long history of successfully navigating and managing through economic cycles and turbulent uncertain times. The Company has taken the following steps to preserve liquidity and ensure the Company’s financial flexibility:
•	Drew down $750 million from its over $1 billion revolving credit facility to add to cash balances, while maintaining untapped capital through its revolving credit facility.
•	Suspended share repurchases under the stock repurchase program.
•	Suspending its cash dividend beginning with the second quarter of 2020.
•	Reviewing every opportunity to eliminate discretionary operating expenses, while reducing capital expenditures to approximately $190 million from $345 million in 2019.
•	Sold its Speedo North America business to Pentland Group PLC, the parent company of the Speedo brand, for $170 million in cash, subject to a working capital adjustment.
Said Mr. Chirico, “Resilience has always been a strength of our company – and now more than ever, we need to be agile as we face a rapidly changing landscape. I am confident that our core strengths — our talent, our brands, and our strong fundamentals and balance sheet — will continue to support us through this uncertain time and ultimately lead us back to a healthy path of long-term growth once the pandemic subsides.”
About PVH Corp.
PVH is one of the most admired fashion and lifestyle companies in the world. We power brands that drive fashion forward – for good. Our brand portfolio includes the iconic CALVIN KLEIN, TOMMY HILFIGER, Van Heusen, IZOD,  Arrow Warner’s, Olga and Geoffrey Beene brands, as well as the digital-centric True&Co. intimates brand. We market a variety of goods under these and other nationally and internationally known owned and licensed brands. PVH has over 40,000 associates operating in over 40 countries and $9.9 billion in annual revenues. That's the Power of Us. That’s the Power of PVH.
Follow us on Facebook, Instagram, Twitter and LinkedIn.
Contacts:
PVH Corp.
Investor Relations
Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
danaperlman@pvh.com

PVH Corp.
Media Relations
Samantha Critchell
Vice President, PVH Communications
(917) 587-0568
Samanthacritchell@pvh.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to the Company’s future earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions, such as the acquisitions referenced in this press release; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, such as the recently imposed tariffs and threatened increased tariffs on goods imported into the U.S. from China, any of which, among other things, could limit the ability to produce products in cost-effective countries or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, such as the current outbreak of COVID-19, which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) supply chain disruptions due to closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas, closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments impose mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations; and (xv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).
The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.